Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2020 RESULTS

MADISON, Wis. - August 6, 2020 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) consolidated unaudited earnings per share (EPS) for the three months ended June 30 as follows:

	2020	2019
Utilities and Corporate Services	$0.48	$0.38
American Transmission Company (ATC) Holdings	0.04	0.03
Non-utility and Parent	0.02	(0.01)
Alliant Energy Consolidated	$0.54	$0.40

“Our purpose-driven strategy has once again delivered solid results. We recently released our new Corporate Responsibility Report highlighting dozens of stories of how we are living our values as we deliver on our environmental goals and serving the social needs of the communities we call home, which have been even more important during the first half of this year,” said John Larsen, Alliant Energy Chairman, President and CEO. “With continued focus on cost management to offset COVID-19 impacts on sales, we are affirming our 2020 earnings guidance range.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.48 per share of GAAP EPS in the second quarter of 2020, which was $0.10 per share higher than the second quarter of 2019. The primary drivers of higher EPS were higher earnings resulting from IPL’s and WPL’s increasing rate base, as well as favorable temperature impacts on electric sales for the quarter. These items were partially offset by higher depreciation expense and timing of income taxes. Alliant Energy’s temperature-normalized retail electric sales in the second quarter decreased for commercial and industrial customers, partially offset by an increase for residential customers mainly due to the COVID-19 pandemic. The resulting modest decrease in retail electric sales was primarily mitigated by cost reduction measures.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated $0.02 per share of GAAP EPS in the second quarter of 2020, which was a $0.03 per share earnings increase compared to the second quarter of 2019. The higher EPS was primarily driven by the timing of income taxes.

Details regarding GAAP EPS variances between the second quarters of 2020 and 2019 for Alliant Energy are as follows:

Variance
Higher revenue requirements primarily due to increasing rate base	$0.17
Estimated temperature impact on retail electric and gas sales	0.04
Higher depreciation expense	(0.03)
Timing of income taxes	(0.01)
Other	(0.03)
Total	$0.14

Higher revenue requirements primarily due to increasing rate base - In March 2019, Interstate Power and Light Company (IPL) filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric and gas customers, based on a 2020 forward-looking test period. An interim retail electric rate increase was implemented effective April 2019. The IUB approved a settlement agreement to increase retail gas rates, which was implemented on January 10, 2020. The IUB approved a settlement agreement to increase retail electric rates, which was implemented on February 26, 2020. IPL recognized $0.12 per share increase in the second quarter of 2020 due to the higher revenue requirements from increasing rate base. Increasing rate base at IPL is primarily attributed to its new wind generation projects. These investments have increased depreciation expense and reduced fuel costs.

In December 2018, Wisconsin Power and Light Company (WPL) received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period. Under the settlement, WPL’s retail electric and gas base rates will not change from 2018 levels through the end of 2020. The retail electric revenue requirement increase, resulting from increasing investments in rate base, was offset by the federal Tax Cuts and Jobs Act of 2017 benefits and lower fuel-related costs. WPL recognized $0.05 per share in the second quarter of 2020 due to the retail electric and gas revenue requirement increase primarily due to increasing rate base. Increasing rate base at WPL is primarily attributed to its West Riverside expansion project. This investment has increased depreciation expense and reduced fuel costs.

Estimated temperature impact on retail electric and gas sales - Alliant Energy’s retail electric and gas sales increased in the second quarter of 2020 due to impacts of temperatures on customer demand. The estimated temperature impacts on retail electric and gas sales was a $0.02 per share increase in the second quarter of 2020, and was a $0.02 per share decrease in the second quarter of 2019.

Timing of income taxes - Tax expenses are recorded based on an estimated annual effective tax rate, which causes fluctuations in the amount of tax expense quarter-over-quarter. The timing variance will be resolved by the end of the year.

2020 Earnings Guidance

Alliant Energy’s consolidated EPS guidance of $2.34 to $2.48 for 2020 remains unchanged. Drivers for Alliant Energy’s 2020 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Normal temperatures in its utility service territories

•	Gradual improvement through the remainder of 2020 of COVID-19 related sales impacts

•	Execution of cost controls

•	Execution of capital expenditure and financing plans

•	Consolidated effective tax rate of (10%)

The 2020 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the second quarter 2020 results is scheduled for Friday, August 7th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through August 14, 2020, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 970,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•
the direct or indirect effects resulting from the COVID-19 pandemic on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects and waiving of late fees applied to past due accounts, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum Corporation (Whiting Petroleum), which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;

•
employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•
issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•	increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
the ability to complete construction of wind and solar projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of production tax credits and investment tax credits, respectively;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•
impacts that excessive heat, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•
changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized return on equity;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of changes in tax rates, including adjustments made to deferred tax assets and liabilities;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	other factors listed in the “2020 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2020 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the six months ended June 30, 2020 excluding a credit loss charge on guarantees for an affiliate of Whiting Petroleum. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and six months ended June 30, 2020 and 2019. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our second quarter 2020 Form 10-Q.

The tax impact adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustment excluded from non-GAAP net income. The tax impact of the non-GAAP adjustment is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended June 30:

EPS:	Three Months
	2020	2019
IPL	$0.24	$0.19
WPL	0.23	0.18
Corporate Services	0.01	0.01
Subtotal for Utilities and Corporate Services	0.48	0.38
ATC Holdings	0.04	0.03
Non-utility and Parent	0.02	(0.01)
Alliant Energy Consolidated	$0.54	$0.40

Earnings (in millions):	Three Months
	Income (Loss)
	2020	2019
IPL	$59.8	$45.0
WPL	57.6	42.0
Corporate Services	3.4	3.1
Subtotal for Utilities and Corporate Services	120.8	90.1
ATC Holdings	10.2	7.5
Non-utility and Parent	3.4	(3.0)
Alliant Energy Consolidated	$134.4	$94.6

The following tables provide a summary of Alliant Energy’s results for the six months ended June 30:

EPS:	Six Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2020	2019	2020	2019	2020	2019
IPL	$0.58	$0.41	$—	$—	$0.58	$0.41
WPL	0.60	0.45	—	—	0.60	0.45
Corporate Services	0.02	0.03	—	—	0.02	0.03
Subtotal for Utilities and Corporate Services	1.20	0.89	—	—	1.20	0.89
ATC Holdings	0.07	0.06	—	—	0.07	0.06
Non-utility and Parent	(0.04)	(0.02)	0.02	—	(0.02)	(0.02)
Alliant Energy Consolidated	$1.23	$0.93	$0.02	$—	$1.25	$0.93

Earnings (in millions):	Six Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2020	2019	2020	2019	2020	2019
IPL	$142.4	$98.3	$—	$—	$142.4	$98.3
WPL	147.2	107.7	—	—	147.2	107.7
Corporate Services	6.6	6.1	—	—	6.6	6.1
Subtotal for Utilities and Corporate Services	296.2	212.1	—	—	296.2	212.1
ATC Holdings	17.9	14.6	—	—	17.9	14.6
Non-utility and Parent	(9.7)	(7.0)	5.8	—	(3.9)	(7.0)
Alliant Energy Consolidated	$304.4	$219.7	$5.8	$—	$310.2	$219.7

Adjusted, or non-GAAP, earnings for the six months ended June 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2020	2019	2020	2019
Non-utility and Parent:
Credit loss charge on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $2.2 million	$5.8	$—	$0.02	$—

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Revenues:
Electric utility	$675.2	$691.2	$1,405.5	$1,434.6
Gas utility	58.9	65.2	211.1	281.0
Other utility	10.1	10.9	21.7	22.0
Non-utility	18.9	22.9	40.5	39.8
	763.1	790.2	1,678.8	1,777.4
Operating expenses:
Electric production fuel and purchased power	163.5	164.8	347.6	383.2
Electric transmission service	71.6	112.4	193.8	235.4
Cost of gas sold	20.9	20.4	105.9	142.0
Other operation and maintenance:
Energy efficiency costs	12.5	18.5	22.3	48.2
Non-utility Transportation	13.1	15.8	29.9	28.8
Other	134.2	138.0	269.8	276.5
Depreciation and amortization	152.1	142.9	298.4	279.8
Taxes other than income taxes	27.1	27.6	54.7	56.9
	595.0	640.4	1,322.4	1,450.8
Operating income	168.1	149.8	356.4	326.6
Other (income) and deductions:
Interest expense	69.6	69.2	138.5	135.5
Equity income from unconsolidated investments, net	(17.4)	(12.7)	(30.8)	(23.6)
Allowance for funds used during construction	(15.2)	(18.3)	(38.2)	(43.7)
Other	2.5	3.3	4.4	7.3
	39.5	41.5	73.9	75.5
Income before income taxes	128.6	108.3	282.5	251.1
Income tax expense (benefit)	(8.3)	11.2	(27.0)	26.3
Net income	136.9	97.1	309.5	224.8
Preferred dividend requirements of IPL	2.5	2.5	5.1	5.1
Net income attributable to Alliant Energy common shareowners	$134.4	$94.6	$304.4	$219.7
Weighted average number of common shares outstanding:
Basic	249.6	237.5	247.0	237.0
Diluted	249.8	238.1	247.2	237.3
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted)	$0.54	$0.40	$1.23	$0.93

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2020	December 31, 2019
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$208.1	$16.3
Other current assets	836.2	859.2
Property, plant and equipment, net	13,936.4	13,527.1
Investments	473.2	467.8
Other assets	1,815.8	1,830.3
Total assets	$17,269.7	$16,700.7
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$7.4	$657.2
Commercial paper	185.4	337.4
Other current liabilities	1,028.1	1,059.5
Long-term debt, net (excluding current portion)	6,572.4	5,533.0
Other liabilities	3,728.1	3,708.5
Equity:
Alliant Energy Corporation common equity	5,548.3	5,205.1
Cumulative preferred stock of Interstate Power and Light Company	200.0	200.0
Total equity	5,748.3	5,405.1
Total liabilities and equity	$17,269.7	$16,700.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2020	2019
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$536.1	$497.6
Accounts receivable sold to a third party	(216.4)	(220.7)
Net cash flows from operating activities	319.7	276.9
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(584.0)	(652.5)
Other	(24.3)	(54.1)
Cash receipts on sold receivables	209.9	125.5
Other	6.1	(25.9)
Net cash flows used for investing activities	(392.3)	(607.0)
Cash flows from financing activities:
Common stock dividends	(187.6)	(167.8)
Proceeds from issuance of common stock, net	234.8	60.6
Proceeds from issuance of long-term debt	1,050.0	650.0
Payments to retire long-term debt	(653.7)	(3.4)
Net change in commercial paper	(152.0)	(50.7)
Other	(27.2)	(9.9)
Net cash flows from financing activities	264.3	478.8
Net increase in cash, cash equivalents and restricted cash	191.7	148.7
Cash, cash equivalents and restricted cash at beginning of period	17.7	25.5
Cash, cash equivalents and restricted cash at end of period	$209.4	$174.2

KEY FINANCIAL AND OPERATING STATISTICS

	June 30, 2020	June 30, 2019
Common shares outstanding (000s)	249,644	237,521
Book value per share	$22.22	$19.79
Quarterly common dividend rate per share	$0.38	$0.355

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Utility electric sales (000s of megawatt-hours)
Residential	1,636	1,483	3,444	3,433
Commercial	1,364	1,462	2,920	3,074
Industrial	2,415	2,636	5,007	5,236
Industrial - co-generation customers	194	234	363	424
Retail subtotal	5,609	5,815	11,734	12,167
Sales for resale:
Wholesale	578	600	1,193	1,280
Bulk power and other	1,052	808	2,316	1,552
Other	18	22	36	48
Total	7,257	7,245	15,279	15,047
Utility retail electric customers (at June 30)
Residential	825,156	817,694
Commercial	143,509	142,644
Industrial	2,439	2,508
Total	971,104	962,846
Utility gas sold and transported (000s of dekatherms)
Residential	3,954	3,755	17,121	19,535
Commercial	2,525	2,803	10,387	12,385
Industrial	544	479	1,537	1,496
Retail subtotal	7,023	7,037	29,045	33,416
Transportation / other	25,888	21,423	54,704	46,793
Total	32,911	28,460	83,749	80,209
Utility retail gas customers (at June 30)
Residential	373,387	369,604
Commercial	44,399	44,308
Industrial	351	348
Total	418,137	414,260

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Electric margins	$5	($7)	($1)	$3
Gas margins	2	1	(1)	6
Total temperature impact on margins	$7	($6)	($2)	$9

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Normal	2020	2019	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	820	727	660	3,996	4,583	4,063
Madison, Wisconsin (WPL)	915	869	803	4,137	4,718	4,303
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	234	174	241	234	174	243
Madison, Wisconsin (WPL)	214	117	186	214	117	188

(a)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.